Contacts:	Carol K. Nelson, CEO
	Lars Johnson, CFO 425.339.5500	NEWS RELEASE
www.cascadebank.com

Cascade Financial to Increase Loan Loss Provision in First Quarter 2008;
Estimated EPS to Range Between $0.19 and $0.23

Everett, WA – April 3, 2008 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today announced that due to an increase in nonperforming loans and as a precautionary measure in light of the current economic environment, it expects to record a provision for loan losses in the first quarter of 2008 of $2.4 million and intends to charge off $1.5 million.  As a result of the larger than normal provision, Cascade expects to report earnings for the first quarter ended March 31, 2008, of between $0.19 and $0.23 per share.

“While the Bank’s underlying business remains strong, the recent slowdown in the residential development and construction market has led to an increase in nonperforming loans which makes it prudent to strengthen our reserve position at this time,” stated Carol K. Nelson, president and CEO.

In the first quarter of 2008, nonperforming loans are expected to increase by approximately $16 million, primarily as a result of deterioration in two lending relationships described below.  Nonperforming loans are estimated to be 1.5% of total loans.

The first lending relationship is limited to three loans totaling $11.6 million originated in 2005 to a well established Snohomish County based real estate developer, secured by first deeds of trust on two separate residential real estate developments totaling 466 acres in Snohomish County.  Loan to value on these properties range from 51% to 73%, based on recent appraisals.  The loans are personally guaranteed.  As mentioned in the 2007 10-K filing, these properties were subject to a purchase and sale agreement; however, since those sales have not been consummated the loans have been placed on nonaccrual status.

The second lending relationship originated in 2007 as an $11.2 million commitment to finance the purchase of 46 lots and to construct 12 single family residences at a loan to value of 80%.  As sales in this development have not materialized as originally projected, the $5.6 million outstanding balance on this loan has been capped and added to nonaccrual status.  This loan is to a well established Pierce County based residential real estate builder and is secured by a first deed of trust on 46 lots in a larger subdivision in Snohomish County.  The loan is personally guaranteed.

The addition of these loans to nonaccrual status reversed approximately $700,000 in interest accruals for the quarter.

“While we are disappointed in these additions to nonperforming loans, we believe the risk management practices and monitoring systems in place at Cascade will help to mitigate further deterioration in the portfolio,” said Rob Disotell, Chief Credit Officer.

“We believe that by strengthening our allowance for loan losses we are taking quick and decisive action to address these issues as rapidly as we can based on the current information available to us,” Nelson added.  “Even with this action our first quarter results are expected to show that Cascade remains well positioned to pursue its strategies for growth over the long term.”

Cascade has not originated any subprime loans and holds no collateralized debt obligations in its investment portfolio.

The company expects to report first quarter earnings following the close of business on April 22, 2008.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 20 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.  Cascade Bank currently operates a loan production office in Burlington, Washington and will expand its service in Skagit County by opening a full service branch in May 2008.

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Cascade Financial
April 3, 2008

In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

In January 2008, Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks. In September 2007, U.S. Banker magazine named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.  In June 2007, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the risks inherent in significant construction and commercial RE lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, general economic conditions and the Company’s ability to successfully adjust to any changes in these conditions, and other factors.  For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Transmitted on Prime Newswire on April 3, 2008, at 2:00 p.m. PDT